CONFIRMING STATEMENT

 This statement confirms that the undersigned, Michael J. Giarratano, has authorized and designated each of Van A. Welch, Peter W. Arbour and Lori Pinder, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of
Van A. Welch, Peter W. Arbour and Lori Pinder under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Van A. Welch, Peter W. Arbour and Lori Pinder are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended.

Date: 05/24/2011   /s/ Michael J. Giarratano
         Michael J. Giarratano